Exhibit 99.2

DISCOVER FINANCIAL SERVICES REACHES $2.75 BILLION SETTLEMENT AGREEMENT IN ANTITRUST DISPUTE WITH VISA AND MASTERCARD

Riverwoods, IL, Oct. 27, 2008 - Discover Financial Services (NYSE: DFS) said today that it has reached an agreement with Visa Inc. and MasterCard Inc. in the settlement of a lawsuit seeking damages for practices that suppressed third-party issuing on the Discover Network and the acceptance of its cards.

Under the terms of the settlement agreement, Discover is expected to receive up to $2.75 billion in the settlement of its lawsuit against Visa and MasterCard. Discover will receive approximately $862 million of the settlement in the current fiscal quarter and up to approximately $472 million per quarter in 2009. Payments will be reported as revenue in each quarter as earned and will be reflected in earnings per share on an after-tax basis. The quarterly payments are contingent upon Discover achieving certain performance levels in network sales volume, which the company believes it will achieve based upon past performance. The settlement agreement is subject to the approval of Visa's Class B shareholders.

"This settlement will enable Discover to further strengthen its capital base in this challenging economy and also will support continued investment in growing our business, including broadening global acceptance, expanding network volume and growing our deposit franchise," said David Nelms, chief executive officer of Discover.

Discover filed its damages suit in October 2004 following the conclusion of the Department of Justice lawsuit, which determined that the rules of Visa and MasterCard barring banks from issuing cards on the Discover Network violated antitrust laws.

Since 2004, Discover more than doubled its network volume; signed numerous third-party credit and debit issuers; became a leading PIN/POS debit network through the acquisition of PULSE; signed merchant acceptance deals with acquirers representing 98 percent of U.S. merchant card volume; and increased international acceptance through strategic alliances and the acquisition of Diners Club International.

At the time of the 2007 spin-off of Discover by Morgan Stanley, both parties entered into an agreement governing the manner in which the antitrust case against Visa and MasterCard was to be pursued and settled and how proceeds of the litigation were to be shared. Discover has notified Morgan Stanley that Morgan Stanley is in breach of the agreement and the amount of Morgan Stanley's special dividend is a matter of dispute.

Conference Call and Webcast Information

A conference call to discuss this announcement, as well as the impact of elevated funding costs on Discover's fourth quarter, will be held Oct. 28, 2008, at 7:30 a.m. Central time. The general public is invited to listen to the call by dialing 866-362-4820 (U.S. domestic) or 617-597-5345 (international), passcode 13604805, or via a live audio webcast through the Investor Relations section of the Web site, www.discoverfinancial.com. For those unable to listen to the live broadcast, a replay will be available on our Web site or by dialing 888-286-8010 (U.S. domestic) or 617-801-6888 (international), passcode 78817365, beginning approximately two hours after the event. The replay of the conference call will be available through Nov. 28, 2008.

About Discover Financial Services

Discover Financial Services (NYSE: DFS) is a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. The company operates the Discover Card, America's cash rewards pioneer. Since its inception in 1986, the company has become one of the largest card issuers in the United States. Its payments businesses consist of the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in 185 countries and territories. For more information, visit www.discoverfinancial.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Discover Financial Services' management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the actions and initiatives of current and potential competitors; our ability to manage credit risks and securitize our receivables at acceptable rates; changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; the availability and cost of funding and capital; access to U.S. debt and deposit markets; losses in our investment portfolio; the ability to increase or sustain Discover Card usage or attract new cardmembers and introduce new products and services; our ability to attract new merchants and maintain relationships with current merchants; our ability to successfully integrate the Diners Club International network and maintain relationships with network participants; material security breaches of key systems; unforeseen and catastrophic events; our reputation; the potential effects of technological changes; the effect of political, economic and market conditions and geopolitical events; unanticipated developments relating to lawsuits, investigations or similar matters; the impact of current, pending and future legislation, regulation and regulatory and legal actions, including the Federal Reserve Board's proposed amendments limiting or modifying certain credit card practices; our ability to attract and retain employees; the ability to protect our intellectual property; the impact of any potential future acquisitions; investor sentiment; and the restrictions on our operations resulting from indebtedness incurred related to our spin off in 2007.

Additional factors that could cause Discover Financial Services' results to differ materially from those described in the forward-looking statements can be found in the company's annual report on Form 10-K for the year ended November 30, 2007, and the company's quarterly report on Form 10-Q for the quarter ended May 31, 2008, filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

Contacts:

Media:

Leslie Sutton

224-405-3965

Jon Drummond

224-405-1888

Investors:

Craig Streem

224-405-3575